EXHIBIT 99.1

3D Systems Adopts Stockholder Rights Plan

ROCK HILL, S.C., Dec. 9, 2008 (GLOBE NEWSWIRE) -- 3D Systems Corporation (Nasdaq:TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions, announced that its Board of Directors adopted a stockholder rights plan today. This plan, which was adopted following evaluation and consultation with outside advisors, is similar to those adopted by numerous publicly traded companies and is designed to protect against any potential future use of coercive or abusive takeover techniques designed to gain control of the company without full and fair value being paid to all of the company's stockholders. The company said that it is not currently aware of any such takeover activity relating to it.

In connection with the adoption of the stockholder rights plan, the company's Board of Directors created a series of preferred stock referred to as Series A Preferred Stock and declared a dividend of one Series A preferred share purchase right for each share of the company's outstanding common stock held by stockholders of record as of the close of business on December 22, 2008. Initially, these rights will not be exercisable and will trade with the shares of the company's common stock. Under the plan, these rights will generally be exercisable only if a person or group acquires beneficial ownership of, or commences a tender or exchange offer for, 15 percent or more of the company's common stock (including common stock of the company that is involved in derivative transactions and securities).

If the rights become exercisable, each right will permit its holder to purchase from the company one one-hundredth of a share of Series A Preferred Stock for the exercise price of $55.00 per right (subject to adjustment as provided in the plan). The plan also contains customary "flip-in" and "flip-over" provisions such that, if a person or group acquires beneficial ownership of 15 percent or more of the company's common stock, each right will permit its holder, other than the acquiring person or group, to purchase additional shares of the Company's common stock for a price equal to the quotient obtained by dividing $55.00 per right (subject to adjustment as provided in the plan) by one-half of the then current market price of the company's common stock. In addition, if, after a person acquires such ownership, the Company is later acquired in a merger or similar transaction, each right will permit its holder, other than the acquiring person or group, to purchase shares of the acquiring corporation's stock for a price equal to the quotient obtained by dividing $55.00 per right (subject to adjustment as provided in the plan) by one-half of the then current market price of the acquiring company's common stock, based on the market price of the acquiring corporation's stock prior to such merger.

The Company's Board of Directors may redeem the rights at a price of $0.001 per right at any time up to ten days after a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock. The rights plan will continue in effect until the earlier to occur of (i) December 22, 2011, unless extended by the approval of the independent members of the Company's Board of Directors prior to such date, or (ii) December 22, 2018, unless earlier redeemed or amended by the Company. No payment will be made for any rights upon their expiration.

Stockholders are not required to take any actions to receive the rights distribution. Until the rights become exercisable, the rights will trade with, and be inseparable from, the Company's common stock and will be issued in either certificated or uncertificated form.

"3D Systems prides itself on being a stockholder-oriented company and in line with that has adopted a number of best practice corporate governance measures over the past several years. However, given this period of unprecedented market volatility where short-term valuations are not reflective of historical performance or long-term prospects, the Board of Directors felt it appropriate to put in place a rights plan to help ensure that all stockholders are in a position to benefit from the company's intrinsic value," said Abe Reichental, President and Chief Executive Officer of 3D Systems.

"The adoption of the rights plan is not in response to any current accumulation of shares or any specific effort to acquire control of 3D Systems, but rather the potential for exploitation given the current market conditions. We believe that this stockholder rights plan represents a sound and reasonable means of safeguarding the interests of the company's stockholders. The plan that we have adopted is similar to plans that have been adopted by more than 1,800 other publicly traded companies," continued Reichental. "It is our hope that once conditions return to a more normal state, the company will no longer need the protection of a rights plan.

"The plan does not affect the company's financial condition or interfere with its business plans," concluded Reichental. "The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the company or its stockholders and will not change the way the company's shares are traded."

Additional information regarding the Stockholder Rights Plan and the associated Rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (the "SEC") and will also be posted on the Company's website at www.3dsystems.com/ir.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.

More information on the company is available at www.3dsystems.com

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

CONTACT:  3D Systems Corporation
          Investor Contact:
          Chanda Hughes
            803-326-4010
            HughesC@3dsystems.com
          Media Contact:
          Katharina Hayes
            803-326-3941
            HayesK@3dsystems.com